Exhibit 4.1

FIRST AMENDMENT TO AMENDED & RESTATED RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO AMENDED & RESTATED RIGHTS AGREEMENT (the “Amendment”), dated as of February 4, 2021, is entered into by and between TSR, Inc. (the “Corporation”) and Continental Stock Transfer & Trust Company (the “Rights Agent”).

RECITALS

A. The Corporation and the Rights Agent entered into that certain Amended & Restated Rights Agreement dated as of August 29, 2018 and amended and restated as of September 3, 2019 (the “Rights Agreement”).

B. Pursuant to Section 26 of the Rights Agreement, for as long as the Rights are then redeemable, the Corporation may in its sole and absolute discretion, and the Rights Agent shall if the Corporation so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights.

C. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Rights Agreement.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Amendment to the Rights Agreement. Section 3(b) of the Rights Agreement is hereby amended by inserting the following sentence as the second to last sentence in this section: “A Distribution Date shall not occur solely as a result of QAR Industries, Inc.’s acquisition of shares of Common Stock owned by Fintech Consulting LLC pursuant to that certain share purchase agreement dated January 31, 2021.”

2. Ratification of Agreement. Except as expressly modified by this Amendment, all of the provisions of the Rights Agreement are hereby approved, confirmed and ratified.

3. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts will be construed together and will constitute one agreement. Further, this Amendment may be executed by transfer of an originally signed document by e-mail in PDF format or other electronic means, any of which will be as fully binding as an original document.

4. Effective Date. Upon execution by both parties hereto, this Amendment shall be effective as of January 5, 2021.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

TSR, INC.

By:	/s/ Bradley M. Tirpak
Name:	Bradley M. Tirpak
Title:	Chairman

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President and Account Administrator